EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the registration statement (Form S-8) pertaining to the Reoffer prospectus of Sun Hydraulics Corporation to be filed on or about April 15, 2005 and to the incorporation by reference therein of our report dated February 25, 2005, with respect to the consolidated financial statements of Sun Hydraulics Corporation for the year ended December 25, 2004, included in its Annual Report on Form 10-K for the year ended December 25, 2004, filed with the Securities and Exchange Commission.

/s/ Grant Thornton LLP

Tampa, Florida
April 15, 2005